Exhibit 99.1

CONTACT:
Kenneth A. Posner
Chief of Investment Analytics
Phone: (704) 554-5901
E-mail: Kposner@cbfcorp.com

CAPITAL BANK FINANCIAL CORP. REPORTS FOURTH-QUARTER NET INCOME OF $0.10 AND CORE NET INCOME OF $0.17 PER DILUTED SHARE

Coral Gables, Fla. - (Jan. 30, 2013) - Capital Bank Financial Corp. (Nasdaq: CBF) today reported fourth quarter 2012 net income of $5.3 million, or $0.10 per diluted share compared with net income of $37.8 million or $0.75 per diluted share, for the third quarter of 2012 (which included a $34.0 million tax benefit) and net income of $1.4 million, or $0.02 per diluted share, for the fourth quarter of 2011. Results for the fourth quarter of 2012 included $3.8 million of non-cash equity compensation associated with original founder awards, $2.4 million of severance and conversion related expense associated with the acquisition of Southern Community Financial Corporation, $0.2 million of non-cash impairment charges related to intangible assets of Naples Capital Advisors and $0.1 million of merger expenses. Excluding these items, core net income, a non-GAAP measure, for the fourth quarter of 2012 was $9.3 million or $0.17 per diluted share as compared to core net income of $8.7 million, or $0.19 per diluted share for the third quarter of 2012. The reconciliation of non-GAAP measures, which the Company believes facilitate the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

Gene Taylor, Chairman and Chief Executive Officer of Capital Bank, commented, “We are pleased with Capital Bank’s earnings performance for the fourth quarter of 2012, which reflected both an improved credit performance and the acquisition of Southern Community. We also produced a strong increase in loan originations for the fourth quarter compared with the third quarter and significant growth in core deposits.

“During the quarter, we successfully completed the integration of Southern Community.  Capital Bank now operates 164 branches on one core processing platform, under centralized management, and with consistent products, rates, and branding across the entire footprint. Looking ahead to 2013, we are continuing to assess selected acquisition targets focusing on those that are additive to our Southeastern franchise without presenting material dilution. Our top priority for 2013 is to improve our core profitability.”

Operating and financial highlights for the fourth quarter include the following:

•
Originated $253.0 million of new loans for the quarter, 70.2% of which were commercial loans, demonstrating continued execution of the Company’s organic growth and portfolio diversification strategies.

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•	Successfully integrated the Southern Community acquisition onto the Company’s processing platform and permanently rebranded all 22 branches to the Capital Bank brand.

•
Generated $136 million of organic growth in core deposits (total deposits minus time deposits). At year-end, core deposits represented 64.7% of total deposit funding, and total deposits represented 96.3% of total funding.

•	Capital Bank Financial Corp. ended the fourth quarter with a tier 1 leverage ratio of 13% and held $125.4 million in cash and cash equivalents.

•	Completed the fourth quarter with tangible book value per share of $17.74.

CFO Chris Marshall commented, “At quarter end, Capital Bank was strongly capitalized and had significant liquidity with which to fund growth. During 2013, we expect to improve our core return on assets by generating organic loan portfolio growth, implementing cost savings plans, reducing our funding costs, and benefitting from a gradual reduction in credit expenses.”

Financial Discussion

The Company’s banking operations began with the acquisitions of three banks from the FDIC on July 16, 2010 and subsequently included the acquisitions of TIB Financial Corp. on September 30, 2010, Capital Bank Corporation on January 28, 2011, Green Bankshares, Inc. on September 7, 2011 and Southern Community Financial Corporation on October 1, 2012. Accordingly, operating results for the three and twelve months ended December 31, 2012 and 2011 are not generally comparable.

For the acquisition of Southern Community estimated fair values of assets acquired and liabilities assumed are based on the information that is available and the Company believes this information provides a reasonable basis for estimating these fair values. If additional information or evidence is obtained during the measurement period, this may result in changes to the estimated fair value amounts.

Loan Portfolio Growth and Composition

During the fourth quarter, the loan portfolio increased to $4.7 billion from $4.1 billion at September 30, 2012 due to the acquisition of Southern Community, which closed on October 1, 2012.  Excluding the effect of the acquisition of Southern Community, the loan portfolio decreased by $154.3 million, as strong originations of $253.0 million were exceeded by elevated paydowns. These paydowns reflect Capital Bank’s strategy to reduce its legacy concentration in commercial real estate loans.

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The relative composition of our loan portfolio at the end of the fourth and third quarters of 2012 and the fourth quarter of 2011 was as follows:

	December 31, 2012	September 30, 2012	December 31, 2011
Commercial real estate	31%	32%	35%
Commercial	37%	36%	32%
Consumer	30%	30%	31%
Other	2%	2%	2%
Total	100%	100%	100%

At December 31, 2012, commercial real estate loans had declined to 31% of the total portfolio and commercial loans had increased to 37%, consistent with the Company’s portfolio diversification strategy.

For the fourth quarter of 2012, the loan portfolio yield declined to 6.04% from 6.28% for the third quarter, reflecting the addition of Southern Community’s $772.7 million loan portfolio on October 1, 2012, which had a weighted average yield of 4.99% and lower yields on new loan production.

Deposit Growth, Composition, and Yields

During the fourth quarter, total deposits increased to $5.9 billion from $4.8 billion at September 30, 2012 due to the acquisition of Southern Community. Excluding the impact of the acquisition of Southern Community, deposits decreased by $67.0 million, as $136.0 million of growth in core deposits was offset by planned shrinkage in high-cost legacy time deposits. Core deposits now make up 64.7% of total deposits as compared to 63.1% in the third quarter.

The cost of deposits declined during the quarter to 0.49% from 0.58% for the third quarter due to continued growth in low-cost core deposits, as well as a decline in average yield on time deposits primarily resulting from the Southern Community acquisition.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2012 increased by approximately $5.7 million, or 9.4%, to $66.0 million, from $60.3 million for the third quarter of 2012 and increased $2.4 million, or 3.8%, from the fourth quarter of 2011. The main driver of the increase in net interest income for the quarter was the addition of Southern Community.

Net interest margin for the quarter was 4.11%, a reduction of 34 basis points that was largely driven by the acquisition of Southern Community and the high level of low yielding securities held by that bank at the point of merger. These effects, combined, equated to 23 basis points of the decline. New originations, which were booked at an average yield of 4.27%, normal reinvestment activity and changes in funding cost caused an additional decline of 11 basis points, as compared to the 15 basis point contraction we experienced in the third quarter.

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Non-Interest Income

Non-interest income decreased $5.1 million to $15.3 million for the fourth quarter of 2012 from $20.4 million for the third quarter and decreased $0.7 million from $16.0 million for the fourth quarter of 2011. The decrease in the fourth quarter was driven by a $4.9 million decline in investment securities gains, a quarter over quarter change in FDIC indemnification asset accretion of $0.5 million and the absence of $3.5 million of legal and insurance settlement gains recognized in the third quarter. These declines were offset by a $2.3 million increase in service charges on deposits income, debit card income and fees on mortgage loans sold, coupled with the addition of Southern Community.

Provision for Loan Losses and Credit Quality

The provision for loan losses of $4.4 million recorded for the fourth quarter of 2012 includes approximately a $3.0 million provision for newly originated loans (including the impact of charge-offs of $1.0 million) and an $1.4 million impairment primarily reflecting declines in appraised values and lower expectations for future cash flows from certain residential and construction loans.

The provision for newly originated loans served to increase the allowance to 1.05% of $1.4 billion in originated loans outstanding.

During the fourth quarter, non-performing loans declined from 8.3% to 7.8% of total loans. Acquired impaired loans greater than 90 days past due and still accruing decreased by 7.1% excluding the $49.4 million resulting from the acquisition of Southern Community. Combined, loans greater than 90 days past due and accruing increased by $26.2 million to $352.7 million at the end of the quarter. Nonaccrual loans increased by $2.9 million to $14.0 million during the quarter.

Non-Interest Expense

Non-interest expense decreased to $68.4 million for the fourth quarter of 2012 from $69.6 million for the third quarter and increased from $60.4 for the fourth quarter of 2011. The main driver of the decrease for the quarter was the absence of $2.9 million in losses on extinguishment of debt and $1.8 million of legal settlement expenses as compared to the third quarter along with a decline of $2.6 million in merger, legal, severance and conversion related expense. These reductions were, in part, offset by the addition of Southern Community’s operating expenses.

Financial Position

Total assets increased by $1.1 billion to $7.3 billion as of December 31, 2012 from $6.2 billion as of September 30, 2012 due mainly to the addition of approximately $1.3 billion of assets from Southern Community, net of additional paid in capital.

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Cash and cash equivalents increased from $462.2 million to $734.9 million as of December 31, 2012, despite payments to acquire Southern Community and pay off its TARP-related securities and FHLB borrowings. The Company’s investment securities available for sale was $1.0 billion at December 31, 2012.

Total shareholders’ equity increased by $5.9 million during the quarter to $1.2 billion at December 31, 2012. Tangible book value per share was $17.74 as of December 31, 2012.

The Company’s national bank subsidiary, Capital Bank N.A., reported Tier 1, Tier 1 Risk-Based and Total Risk-Based capital ratios of 11.7%, 17.1% and 18.3%, respectively, as of December 31, 2012.

Conference Call

The Company will host a conference call today at 10:00 a.m. Eastern Time. The number to call for this interactive teleconference is (719) 325-2455, and the confirmation pass code is 1007414. Please dial in 10 minutes prior to the beginning of the call. A live broadcast of the conference call will be available online at the Company’s web site at www.capitalbank-us.com, by following the link to Investor Relations. A telephonic replay of the conference call will be available through February 6, 2013, by dialing (719) 457-0820 and entering pass code 1007414. An on-line replay of the call will be available at the same site for 90 days.

Forward Looking Statements

Information in this press release contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” in the prospectus and other periodic reports filed by us with the Securities and Exchange Commission. Any or all of our forward-looking statements in this press release may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward looking statements including, but not limited to statements regarding: (1) changes in general economic and financial market conditions; (2) changes in the regulatory environment; (3) economic conditions generally and in the financial services industry; (4) changes in the economy affecting real estate values; (5) our ability to achieve loan and deposit growth; (6) the completion of future acquisitions or business combinations and our ability to integrate the acquired business into our business model; (7) projected population and income growth in our targeted market areas; and (8) volatility and direction of market interest rates and a weakening of the economy which could materially impact credit quality trends and the ability to generate loans. All forward-looking statements are necessarily only estimates of future results and actual results may differ materially from expectations. You are, therefore, cautioned not to place undue reliance on such statements which should be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

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About Capital Bank Financial Corp.

Capital Bank Financial Corp. is a national bank holding company, formed in 2009 to create a premier regional banking franchise in the southeastern United States. CBF is the parent of Capital Bank N.A., a national banking association with approximately $7.3 billion in total assets as of December 31, 2012 and 164 full-service banking offices throughout Florida, North Carolina, South Carolina, Tennessee and Virginia. To learn more about Capital Bank, N.A., please visit www.capitalbank-us.com.

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CAPITAL BANK FINANCIAL CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)
	For the Quarter Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Interest and dividend income	$76,122	$69,438	$72,893	$74,141	$74,341
Interest expense	10,115	9,104	9,548	10,289	10,761
NET INTEREST INCOME	66,007	60,334	63,345	63,852	63,580

Provision for loan losses	4,370	5,771	6,608	5,376	16,790

NON-INTEREST INCOME:
Service charges on deposit accounts	6,630	5,058	6,332	5,991	6,064
Debit card income	2,724	2,442	2,589	2,761	2,847
Fees on mortgage loans sold	2,074	1,612	1,205	1,103	942
Investment advisory and trust fees	156	85	142	152	196
FDIC indemnification asset accretion	317	850	(164)	322	2,428
Investment securities gains, net	9	4,918	933	2,759	1,780
Other-than-temporary impairment losses on investments:
Gross impairment loss	-	-	(38)	(6)	-
Less: Impairments recognized in other comprehensive income	-	-	-	-	-
Net impairment losses recognized in earnings	-	-	(38)	(6)	-

Other income	3,434	5,482	1,180	1,741	1,755
Total non-interest income	15,344	20,447	12,179	14,823	16,012

NON-INTEREST EXPENSE:
Salaries & employee benefits	28,113	25,202	25,535	30,144	26,237
Net occupancy expense	11,031	9,355	9,584	9,290	9,016
Foreclosed asset related expense	9,222	9,649	5,150	4,207	4,348
Conversion and merger related expenses	604	3,894	1,757	1,288	1,092
Professional fees	3,426	2,761	3,025	3,727	3,034
Loan workout expenses	1,753	2,308	1,830	1,615	1,211
Loss on extinguishment of debt	-	2,946	-	321	-
Legal settlement expense	-	1,755	97	900	-
Impairment of intangible asset	202	-	-	-	2,872
Other expense	14,003	11,680	11,656	11,741	12,616
Total non-interest expense	68,354	69,550	58,634	63,233	60,426

Income before income taxes	8,627	5,460	10,282	10,066	2,376
Income tax (benefit) expense	3,295	(32,385)	3,909	3,903	983
NET INCOME BEFORE ATTRIBUTION OF NONCONTROLLING INTERESTS	5,332	37,845	6,373	6,163	1,393
Net income attributable to non-controlling interests	-	2,762	862	910	378
Net income attributable to Capital Bank Financial Corp.	$5,332	$35,083	$5,511	$5,253	$1,015

BASIC EARNINGS PER COMMON SHARE:	$0.10	$0.76	$0.12	$0.12	$0.02
DILUTED EARNINGS PER COMMON SHARE:	$0.10	$0.75	$0.12	$0.12	$0.02

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CAPITAL BANK FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in thousands, except per share data)
(Unaudited)

	December 31, 2012	September 30, 2012	December 31, 2011
Assets
Cash and due from banks	$142,361	$94,406	$87,637
Interest-bearing deposits with banks	592,375	367,796	611,137
Federal funds sold	138	-	11,189

Total cash and cash equivalents	734,874	462,202	709,963

Trading securities	-	-	637
Investment securities held to maturity	-	-	-
Investment securities available for sale	1,006,744	982,309	826,274

Loans held for sale	11,276	12,928	20,746

Loans, net of deferred loan costs and fees	4,679,290	4,059,284	4,281,717
Less: Allowance for loan losses	54,896	51,587	34,749

Loans, net	4,624,394	4,007,697	4,246,968

Other real estate owned	154,267	144,621	168,781
Indemnification asset	49,417	56,544	66,282
Receivable from FDIC	8,486	9,294	13,315
Premises and equipment, net	198,457	165,028	159,730
Goodwill	147,863	115,960	115,960
Intangible assets, net	28,636	23,370	26,692
Deferred income tax asset	198,424	170,293	140,047
Accrued interest receivable and other assets	132,875	86,932	90,985

Total Assets	$7,295,713	$6,237,178	$6,586,380

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing demand	$895,274	$721,785	$683,258
Negotiable order of withdrawal accounts	1,288,742	1,045,177	1,087,760
Money market	1,125,967	867,238	868,375
Savings	492,187	424,785	296,355
Time deposits	2,071,003	1,788,271	2,189,436

Total deposits	5,873,173	4,847,256	5,125,184

Federal Home Loan Bank advances	1,460	-	221,018
Short-term borrowings	41,508	41,694	54,533
Long-term borrowings	180,430	140,766	140,101
Accrued interest payable and other liabilities	43,111	57,331	54,634

Total liabilities	6,139,682	5,087,047	5,595,470

Shareholders’ equity
Preferred stock $0.01 par value: 50,000 shares authorized, 0 shares issued	–	–	–
Common stock—Class A $0.01 par value: 200,000 shares authorized, 33,025, 32,646 and 20,028 shares issued and outstanding, respectively	330	326	200
Common stock—Class B $0.01 par value: 200,000 shares authorized, 22,821, 23,198 and 26,122 shares issued and outstanding, respectively	228	232	261
Additional paid in capital	1,076,798	1,073,073	890,627
Retained earnings	69,328	63,997	18,150
Accumulated other comprehensive income	9,347	12,503	7,167
Noncontrolling interest	-	-	74,505

Total shareholders’ equity	1,156,031	1,150,131	990,910

Total Liabilities and Shareholders’ Equity	$7,295,713	$6,237,178	$6,586,380

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CAPITAL BANK FINANCIAL CORP.
(In thousands)
(Unaudited)

	As of	As of	As of
Loans	December 31, 2012	September 30, 2012	December 31, 2011

Non-owner occupied commercial real estate	$895,187	$818,171	$903,914
Other commercial construction and land	405,481	332,519	423,932
Multifamily commercial real estate	85,020	69,954	98,207
1-4 family residential construction and land	82,124	66,460	85,978
Total commercial real estate	1,467,812	1,287,104	1,512,031

Owner occupied commercial real estate	1,059,469	949,887	902,816
Commercial and industrial loans	658,328	518,386	467,047
Total commercial	1,717,797	1,468,273	1,369,863

1-4 family residential	836,112	737,179	818,547
Home equity loans	430,667	351,731	383,768
Other consumer loans	137,157	130,935	123,121
Total consumer	1,403,936	1,219,845	1,325,436

Other	101,021	96,990	95,133

Total loans	$4,690,566	$4,072,212	$4,302,463

Deposits

Noninterest-bearing demand	$895,274	$721,785	$683,258
Negotiable order of withdrawal accounts	1,288,742	1,045,177	1,087,760
Money market	1,125,967	867,238	868,375
Savings	492,187	424,785	296,355
Time deposits	2,071,003	1,788,271	2,189,436
Total deposits	$5,873,173	$4,847,256	$5,125,184

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CAPITAL BANK FINANCIAL CORP.
(Dollars and shares in thousands, except per share data)
(Unaudited)

	As of or for the Quarter Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Net loan charge-offs (recoveries)	$1,060	$(344)	$1,744	$(483)	$1,024
Allowance for loan losses	$54,896	$51,587	$45,472	$40,608	$34,749
Allowance for loan losses/ total loans	1.17%	1.27%	1.08%	0.96%	0.81%
Non-accrual loans	$13,980	$11,192	$12,544	$7,021	$5,875
Acquired impaired loans >90 days past due and still accruing	$352,700	$326,453	$337,692	$348,185	$376,633
Annualized net charge-offs/average loans	0.09%	N/A	0.17%	N/A	0.14%

Total interest-earning assets	$6,328,902	$5,459,668	$5,520,236	$5,637,008	$5,789,911
Other real estate owned	$154,267	$144,621	$158,235	$169,433	$168,781
Goodwill and intangibles, net of accumulated amortization	$176,499	$139,330	$140,367	$141,551	$142,652
Tax equivalent net interest margin	4.11%	4.45%	4.60%	4.50%	4.33%
Efficiency ratio	84.02%	86.10%	77.64%	80.37%	75.92%
Average diluted common shares outstanding	55,401	46,738	45,632	45,478	45,531
End of quarter common shares outstanding	55,846	55,844	46,457	46,457	46,150
Total equity	$1,156,031	$1,150,131	$1,017,683	$1,001,135	$990,910
Book value per common share	$20.70	$20.60	$20.26	$19.93	$19.86
Tangible book value per common share	$17.74	$18.26	$17.69	$17.35	$17.25
Tier 1 capital to average assets - Capital Bank, N.A.	11.7%	12.0%	11.4%	10.8%	10.4%
Tier 1 capital to risk weighted assets – Capital Bank, N.A.	17.1%	17.5%	16.4%	16.1%	15.8%
Total capital to risk weighted assets – Capital Bank, N.A.	18.3%	18.8%	17.6%	17.2%	16.7%
Total assets	$7,295,713	$6,237,178	$6,303,884	$6,453,216	$6,586,380

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CAPITAL BANK FINANCIAL CORP.
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)
(Unaudited)

	Quarter Ended December 31, 2012			Quarter Ended September 30, 2012
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$4,742,452	$72,004	6.04%	$4,120,374	$65,031	6.28%
Investments	1,074,700	3,470	1.28%	982,750	4,025	1.63%
Interest bearing deposits	562,937	371	0.26%	280,164	181	0.26%
Federal Home Loan Bank stock	41,204	537	5.18%	39,224	460	4.67%
Total interest earning assets	6,421,293	76,382	4.73%	5,422,512	69,697	5.11%
Non-interest earning assets	930,396			776,340
Total assets	$7,351,689			$6,198,852

Interest bearing liabilities:
Time	$2,199,407	$5,281	0.96%	$1,857,122	$5,341	1.14%
Money market	1,104,390	913	0.33%	876,891	758	0.34%
NOW	1,246,897	791	0.25%	1,044,506	636	0.24%
Savings	467,009	343	0.29%	399,300	288	0.29%
Total interest-bearing deposits	5,017,703	7,328	0.58%	4,177,819	7,023	0.67%
Short-term borrowings and FHLB advances	45,971	16	0.14%	80,336	130	0.64%
Long-term borrowings	179,282	2,771	6.15%	135,893	1,951	5.71%
Total interest bearing liabilities	5,242,956	10,115	0.77%	4,394,048	9,104	0.82%

Non-interest bearing deposits	892,615			722,987
Other liabilities	63,010			50,587
Shareholders’ equity	1,153,108			1,031,230
Total liabilities and shareholders’ equity	$7,351,689			$6,198,852

Net interest income and spread		$66,267	3.97%		$60,593	4.29%

Net interest margin			4.11%			4.45%
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* Presented on a fully tax equivalent basis

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CAPITAL BANK FINANCIAL CORP.
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)
(Unaudited)

	Quarter Ended December 31, 2012			Quarter Ended December 31, 2011
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$4,742,452	$72,004	6.04%	$4,325,052	$69,232	6.35%
Investments	1,074,700	3,470	1.28%	777,893	4,615	2.35%
Interest bearing deposits	562,937	371	0.26%	720,512	530	0.29%
Federal Home Loan Bank stock	41,204	537	5.18%	38,797	371	3.79%
Total interest earning assets	6,421,293	76,382	4.73%	5,862,254	74,748	5.06%
Non-interest earning assets	930,396			791,396
Total assets	$7,351,689			$6,653,650

Interest bearing liabilities:
Time	$2,199,407	$5,281	0.96%	$2,289,104	$5,692	0.99%
Money market	1,104,390	913	0.33%	858,127	1,328	0.61%
NOW	1,246,897	791	0.25%	1,067,332	932	0.35%
Savings	467,009	343	0.29%	292,496	284	0.39%
Total interest-bearing deposits	5,017,703	7,328	0.58%	4,507,059	8,236	0.72%
Short-term borrowings and FHLB advances	45,971	16	0.14%	299,833	645	0.85%
Long-term borrowings	179,282	2,771	6.15%	134,600	1,879	5.54%
Total interest bearing liabilities	5,242,956	10,115	0.77%	4,941,492	10,760	0.86%

Non-interest bearing deposits	892,615			681,608
Other liabilities	63,010			35,840
Shareholders’ equity	1,153,108			994,710
Total liabilities and shareholders’ equity	$7,351,689			$6,653,650

Net interest income and spread		$66,267	3.97%		$63,988	4.20%

Net interest margin			4.11%			4.33%
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* Presented on a fully tax equivalent basis
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CAPITAL BANK FINANCIAL CORP.
YEAR TO DATE AVERAGE BALANCES AND YIELDS
(Dollars In thousands)
(Unaudited)

	Year Ended December 31, 2012			Year Ended December 31, 2011
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$4,332,782	$271,993	6.28%	$3,298,499	$205,867	6.24%
Investments	1,078,025	19,054	1.77%	777,802	20,346	2.62%
Interest bearing deposits	341,242	846	0.25%	659,220	2,328	0.35%
Federal Home Loan Bank stock	39,285	1,830	4.66%	32,134	758	2.36%
Total interest earning assets	5,791,334	293,723	5.07%	4,767,655	229,299	4.81%
Non-interest earning assets	825,014			593,470
Total assets	$6,616,348			$5,361,125

Interest bearing liabilities:
Time	$2,039,301	$21,423	1.05%	$2,032,034	$21,296	1.05%
Money market	945,432	3,970	0.42%	595,910	3,974	0.67%
NOW	1,110,878	2,943	0.26%	614,627	2,509	0.41%
Savings	384,104	1,174	0.31%	203,031	925	0.46%
Total interest-bearing deposits	4,479,715	29,510	0.66%	3,445,602	28,704	0.83%
Short-term borrowings and FHLB advances	118,772	953	0.80%	317,962	2,652	0.83%
Long-term borrowings	146,477	8,594	5.87%	102,288	5,236	5.12%
Total interest bearing liabilities	4,744,964	39,057	0.82%	3,865,852	36,592	0.95%

Non-interest bearing deposits	772,404			502,732
Other liabilities	50,421			34,841
Shareholders’ equity	1,048,559			957,700
Total liabilities and shareholders’ equity	$6,616,348			$5,361,125

Net interest income and spread		$254,666	4.25%		$192,707	3.86%

Net interest margin			4.40%			4.04%
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* Presented on a fully tax equivalent basis

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RECONCILIATION OF NON-GAAP MEASURES

CORE NET INCOME
(Dollars in millions)

	Pre Tax	Tax effected	Pre Tax	Tax effected
	For the Quarter Ended	For the Quarter Ended	For the Quarter Ended	For the Quarter Ended
	31-Dec-12	31-Dec-12	30-Sep-12	30-Sep-12

Net income	$5.3	$5.3	$37.8	$37.8

Adjustments
Non-Interest Income
Security gains*	-	-	(4.9)	(3.0)
Insurance settlement gain*	-	-	(1.8)	(1.1)
Non-Interest Expense
Non-cash equity compensation*	3.8	2.3	4.2	2.6
Conversion and severance expense*	2.4	1.5	3.4	2.0
Legal and merger	0 .1	0 .1	1.5	1.5

Insurance settlement expense*	-	-	1.8	1.1
Loss on extinguishment of debt*	-	-	2.9	1.8
Impairment of intangible*	0.2	0.1	-	-
Taxes
Tax benefit	-	-	(34.0)	(34.0)
Tax effect of adjustments*	(2.5)	N/A	(2.2)	N/A
Core Net Income	$9.3	$9.3	$8.7	$8.7

*Tax effected at an income tax rate of 39%

TANGIBLE BOOK VALUE
(Dollars in thousands, except per share data)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Total shareholders’ equity	$1,156,031	$1,150,131	$1,017,683	$1,001,135	$990,910
Less: Noncontrolling interest	-	-	(76,610)	(75,134)	(74,505)
Less: CBF proportional share of goodwill, core deposit intangibles, net of taxes**	(165,354)	(130,234)	(119,097)	(119,753)	(120,367)
Tangible book value	$990,677	$1,019,897	$821,976	$806,248	$796,038
Common shares outstanding	55,846	55,844	46,457	46,457	46,150
Tangible book value per share***	$17.74	$18.26	$17.69	$17.35	$17.25

 **Proportional share is calculated based upon our ownership percentage of TIB Financial, Capital Bank Corp. and Green Bankshares at each respective period.
***Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities.

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